UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007
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LANDAMERICA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-13990 (Commission File Number)	54-1589611 (I.R.S. Employer Identification No.)

5600 Cox Road Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 267-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Cash and Stock Incentive Plan

On February 19, 2007, the Executive Compensation Committee (the “Committee”) of the Board of Directors of LandAmerica Financial Group, Inc. (the “Company”) designated the executive officers of the Company eligible to participate in, and established the performance goals and measures for determining the cash and stock incentive awards to be made to such executive officers under the Company’s Executive Officer Incentive Plan for the 2007 fiscal year performance period (the “2007 Plan”).

The Committee established the cash award participating executives would receive under the 2007 Plan as a percentage of the Company’s pre-tax income for the 2007 fiscal year, adjusted to exclude: (1) extraordinary items (as reported under Generally Accepted Accounting Principles); (2) any settlements, penalties, restitution or similar costs paid by the Company with respect to reinsurance activities; and (3) the full amount of any loss reserve adjustments exceeding $50 million. The Committee may reduce a participating executive’s cash award if the Company fails to reach a specified annual return on equity goal in fiscal year 2007. The Committee also may reduce cash awards based on the executive’s annual performance and in order to account for the evaluation of the participating executive’s integrity, leadership, individual duties and responsibilities in the Company and the relative importance and contribution to the overall success of the Company’s goals. For participating executives that are channel presidents, the Committee may reduce their cash award to account for the financial results of the channel for which they are president.

The Committee also determined that the pool of stock available for awards to participating executives under the 2007 Plan would be between zero and four percent of the weighted average of diluted shares outstanding during fiscal year 2007, depending on the Company’s average performance rank on each of the following measures compared to the performance of each company the Committee determined to be in the Company’s title insurers peer group: (1) total shareholder return for the fiscal year, assuming reinvested dividends; (2) return on equity for the 2007 fiscal year; (3) percent change in return on equity from the 2006 fiscal year to the 2007 fiscal year; (4) ranking of profit share within the title insurance peer group for the 2007 fiscal year; and (5) percent change in ranking of profit share within the title insurance peer group from the 2006 fiscal year to the 2007 fiscal year. The Committee established the stock award participating executives would receive under the 2007 Plan and reserved the right to reduce a participating executive’s stock award based on the executive’s annual performance and in order to account for the evaluation of the participant’s integrity, leadership, individual duties and responsibilities in the Company and the relative importance and contribution to the overall success of the Company’s goals.

The Committee set the amount of cash and stock awards under the 2007 Plan as the maximum amount a participating executive could receive, with the expectation that it will exercise its right to reduce the awards. Therefore, reductions do not necessarily suggest that the Company’s or the participant's performance was unsatisfactory, because reductions could occur even if performance is stellar. In addition, the cash and stock awards are subject to the limitations set forth in the Company’s Executive Officer Incentive Plan.

Supplemental Change of Control Agreement

On February 20, 2007, the Company entered into a Supplemental Change of Control Employment Agreement (the “Supplemental Agreement”) with Jeffrey C. Selby that supplements his Change of Control Employment Agreement with the Company. The Supplemental Agreement provides that, in the event Mr. Selby’s employment is terminated under circumstances giving rise to a lump sum payment under his Change of Control Agreement, such lump sum payment will be increased by the excess of (i) the present value of the normal retirement benefit he would receive under his Amended and Restated Commonwealth Land/TransAmerica Title Insurance Co. Supplemental Executive Retirement Plan Agreement (the “SERP”) with the Company calculated assuming he had three additional years of service at his current base salary over (ii) the present value of the actual normal or early retirement benefit he would be entitled to under the SERP. The Company entered into the Supplemental Agreement in order to provide Mr. Selby with the same supplemental retirement benefits under his Change of Control Agreement as are provided to other Named Executive Officers of the Company in their Change of Control Agreements. A copy of the Supplemental Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished pursuant to Item 5.02 above.

Exhibit No.	Description

10.1	Supplemental Change of Control Employment Agreement dated February 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

Date: February 23, 2007	By:	/s/ Christine R. Vlahcevic
Christine R. Vlahcevic
Senior Vice President & Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Supplemental Change of Control Employment Agreement dated February 20, 2007